UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Portfolio Disposition

On December 9, 2014, a purchase and sale contract (the “Purchase Agreement”) was entered into between (a) the following subsidiaries of Dividend Capital Diversified Property Fund Inc., on the one hand: TRT NOIP Doolittle – Redondo Beach LP, a Delaware limited partnership, TRT NOIP Sheila - Commerce LP, a Delaware limited partnership, TRT NOIP Corporate Center Drive – Newbury Park LP, a Delaware limited partnership, TRT NOIP Sylvan Way – Parsippany LLC, a Delaware limited liability company, TRT NOIP Sw 80 - Plantation LLC, a Delaware limited liability company, TRT NOIP Connection – Irving LP, a Delaware limited partnership, TRT NOIP Maple – El Segundo LP, a Delaware limited partnership, TRT NOIP Glenville - Richardson LP, a Delaware limited partnership, TRT NOIP Columbia - Richfield LLC, a Delaware limited liability company, TRT NOIP Corporate Drive - Dixon LLC, a Delaware limited liability company, TRT NOIP Eagle LP, a Delaware limited partnership, and TRT NOIP East 28 – Aurora LLC, a Delaware limited liability company (collectively referred to herein as the “Company,” “we,” “our,” or “us”) and (b) the following subsidiaries of Gramercy Property Trust Inc., on the other hand: GPT Doolittle Drive Owner LP, a Delaware limited partnership, GPT Sheila Street Owner LP, a Delaware limited partnership, GPT Corporate Center-Thousand Oaks Owner LP, a Delaware limited partnership, GPT Sylvan Way Owner LLC, a Delaware limited liability company, GPT SW 80th Street Owner LLC, a Delaware limited liability company, GPT Maple Avenue Owner LP, a Delaware limited partnership, GPT Connection Drive Owner LLC, a Delaware limited liability company, GPT Glenville Drive Owner LLC, a Delaware limited liability company, GPT Columbia Road Owner LLC, a Delaware limited liability company, GPT Corporate Drive-Dixon Owner LLC, a Delaware limited liability company, GPT Vickery Drive Owner LLC, a Delaware limited liability company, and GPT 28th Avenue Aurora Owner LLC, a Delaware limited liability company (collectively, “Gramercy”).

Pursuant to the Purchase Agreement, we agreed to sell a portfolio of twelve wholly owned office and industrial properties (including two data centers that we include within our industrial sector) comprising approximately 2.7 million net rentable square feet to Gramercy, an unrelated third party, for a gross sales price of approximately $399 million. The portfolio includes (i) six office properties comprising 1.1 million net rentable square feet located in Los Angeles, CA (three properties), Northern New Jersey, Miami, FL, and Dallas, TX, and (ii) six industrial properties comprising 1.6 million net rentable square feet located in Los Angeles, CA, Dallas, TX, Cleveland, OH, Chicago, IL, Houston, TX, and Denver, CO. The portfolio has in-place base rents totaling approximately $30.7 million per year, as of December 1, 2014, and is 100% leased with a weighted-average lease term of approximately 6.7 years. The properties in the portfolio are encumbered by a cross-collateralized mortgage note, a portion of which we expect will be assumed by Gramercy upon completion of this transaction. The mortgage note is also collateralized by certain properties that are not subject to this transaction, and we expect to repay the related portion of the mortgage note upon the completion of this transaction, in advance of the scheduled maturity. As of September 30, 2014, the mortgage note had an outstanding principal balance of $174.3 million, bearing interest at a fixed rate of 5.455% and maturing in July, 2020. The contract is subject to various contingencies, and we cannot provide assurance whether or when this transaction will occur. Gramercy made a deposit of $6 million upon execution of the Purchase Agreement. The Purchase Agreement provides for a due diligence period following execution through and including January 15, 2015 during which Gramercy may terminate the Purchase Agreement (with a full return of the signing deposit), for any reason or no reason. The current outside closing date is April 30, 2015, although such closing may occur earlier upon satisfaction of certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

December 10, 2014

	By:	/s/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer

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